Exhibit 99.1
(Filed herewith)

NEWS RELEASE

News Media Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Second-Quarter Earnings of $690 Million

•                  Slowdown in global farm economy leads to lower sales and earnings.

•                  Well-rounded business lineup supports performance.

•                  Results aided by solid execution and cost management.

•                  Full-year earnings forecast increased to $1.9 billion.

MOLINE, Illinois (May 22, 2015) — Net income attributable to Deere & Company was $690.5 million, or $2.03 per share, for the second quarter ended April 30, compared with $980.7 million, or $2.65 per share, for the same period last year.

For the first six months of the year, net income attributable to Deere & Company was $1.077 billion, or $3.14 per share, compared with $1.662 billion, or $4.46 per share, last year.

Worldwide net sales and revenues decreased 18 percent, to $8.171 billion, for the second quarter and decreased 17 percent, to $14.554 billion, for six months. Net sales of the equipment operations were $7.399 billion for the quarter and $13.004 billion for six months, compared with $9.246 billion and $16.195 billion for the periods last year.

“John Deere’s second-quarter results were noteworthy in light of the weak conditions that continue to affect the global agricultural sector,” said Samuel R. Allen, chairman and chief executive officer. “Our performance reflected the adept execution of our operating plans and contributions of a well-rounded business lineup. Deere’s construction and forestry and financial-services divisions had higher results for the quarter, and our agriculture and turf operations remained solidly profitable despite lower demand for large models of farm machinery. We also saw benefits from our success developing a more responsive cost and asset structure, a fact that gives our performance a greater degree of resilience.”

Summary of Operations

Net sales of the worldwide equipment operations declined 20 percent for the quarter and six months compared with the same periods a year ago. Sales included price realization

Deere Announces Second-Quarter Earnings	5

of 2 percent for both periods and an unfavorable currency-translation effect of 5 percent for the quarter and 4 percent for six months. Equipment net sales in the United States and Canada decreased 14 percent for the quarter and year to date. Outside the U.S. and Canada, net sales decreased 28 percent for the quarter and six months, with unfavorable currency-translation effects of 10 percent and 8 percent for the periods.

Deere’s equipment operations reported operating profit of $828 million for the quarter and $1.242 billion for six months, compared with $1.361 billion and $2.252 billion last year. The declines for both periods were due primarily to lower shipment volumes, the impact of a less favorable product mix and the unfavorable effects of foreign-currency exchange, partially offset by price realization and lower selling, administrative and general expenses.

Net income of the company’s equipment operations was $524 million for the second quarter and $764 million for the first six months, compared with $838 million and $1.381 billion in 2014.  In addition to the operating factors mentioned above, a lower effective tax rate benefited both quarterly and six-month results.

Financial services reported net income attributable to Deere & Company of $169.8 million for the quarter and $326.6 million for six months compared with $147.7 million and $289.9 million last year. The quarter’s improvement was primarily due to a gain on the previously announced sale of the crop insurance business, partially offset by less favorable financing spreads. Benefiting year-to-date results was the crop insurance divestiture and higher crop insurance margins prior to the sale, as well as growth in the credit portfolio. These factors were partially offset by less favorable financing spreads. Last year’s six-month results benefited from a more favorable effective tax rate.

Company Outlook & Summary

Company equipment sales are projected to decrease about 19 percent for fiscal 2015 and to be about 17 percent lower for the third quarter compared with year-ago periods. Included in the forecast is a negative foreign-currency translation effect of about 4 percent for the full year and 6 percent for the third quarter. For fiscal 2015, net income attributable to Deere & Company is anticipated to be about $1.9 billion.

“John Deere expects to be solidly profitable in 2015, with the year ranking among our stronger ones in sales and earnings despite the pullback in the farm sector,” Allen said. “Such an achievement illustrates our success establishing a wider range of revenue sources and a more durable business model. All in all, we remain confident in the company’s present

Deere Announces Second-Quarter Earnings	6

direction and in its ability to meet customer needs for advanced machinery and innovative services in the years ahead.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales fell 25 percent for the quarter and 26 percent for six months due largely to lower shipment volumes and the unfavorable effects of currency translation. These factors were partially offset by price realization.

Operating profit was $639 million for the quarter and $907 million year to date, compared with $1.229 billion and $2.026 billion, respectively, last year. Lower results for both periods were driven primarily by lower shipment volumes and a less favorable sales mix, partially offset by price realization and lower selling, administrative and general expenses. Additionally, results for the quarter were impacted by the unfavorable effects of foreign-currency exchange.

Construction & Forestry. Construction and forestry sales increased 2 percent for the quarter and 7 percent for six months mainly as a result of higher shipment volumes and price realization.

Operating profit was $189 million for the quarter and $335 million for six months, compared with $132 million and $226 million for the corresponding periods last year. Operating profit improved for the quarter mainly due to price realization and lower selling, administrative and general expenses, partially offset by the unfavorable effects of foreign- currency exchange. Six-month results were higher primarily due to higher shipment volumes and price realization, partially offset by unfavorable foreign-currency exchange effects.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 24 percent for fiscal-year 2015, including a negative currency-translation effect of about 5 percent.

Lower commodity prices and falling farm incomes are putting pressure on demand for agricultural machinery, especially for larger models. Conditions are more positive in the U.S. livestock sector, supporting the sale of smaller sizes of equipment. Based on these factors, industry sales for agricultural equipment in the U.S. and Canada are forecast to be down about 25 percent for 2015.

Deere Announces Second-Quarter Earnings	7

Full-year 2015 industry sales in the EU28 are forecast to be down about 10 percent, with the decline attributable to lower crop prices and farm incomes as well as pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down 15 to 20 percent mainly as a result of economic uncertainty in Brazil and higher interest rates on government-sponsored financing. Industry sales in the Commonwealth of Independent States are expected to be down significantly due to economic pressures and tight credit conditions in the region. Asian sales are projected to be down modestly, with most of the decline occurring in China and India.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2015, benefiting from general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 2 percent for 2015, including a negative currency-translation effect of about 3 percent.

The sales improvement reflects economic growth and higher housing starts in the U.S. offset in part by weakening conditions in the energy sector and energy-producing regions as well as lower sales outside the U.S. and Canada. Global forestry sales are expected to hold steady with the attractive levels of 2014, as gains in the U.S. and Europe are offset by declines elsewhere.

Financial Services. Fiscal-year 2015 net income attributable to Deere & Company for the financial services operations is expected to be approximately $630 million. The outlook reflects an increase from last year primarily due to the gain on the sale of the crop insurance business and growth in the credit portfolio, partially offset by less favorable financing spreads, an expected increase in the provision for credit losses from 2014’s low level, and a less favorable tax rate.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $115.9 million for the second quarter and $249.5 million year to date, compared with $124.3 million and $260.8 million for the respective periods last year. The decline for the quarter was primarily due to less favorable financing spreads and a higher provision for credit losses, partially offset by lower selling, administrative and general expenses. The decline in year-to-date results is primarily due to less favorable financing spreads and a higher provision for credit losses,

Deere Announces Second-Quarter Earnings	8

partially offset by growth in the credit portfolio and lower selling, administrative and general expenses. Last year’s year-to-date results also benefited from a favorable effective tax rate.

Net receivables and leases financed by JDCC were $32.877 billion at April 30, 2015, compared with $32.231 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the

Deere Announces Second-Quarter Earnings	9

results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets and industries in which the company operates, especially material changes in economic activity in these markets and industries; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought and drier than normal conditions in certain markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading

Deere Announces Second-Quarter Earnings	10

Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Deere Announces Second-Quarter Earnings	11

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces Second-Quarter Earnings	12

Second Quarter 2015 Press Release
(in millions of dollars)
Unaudited

	Three Months Ended April 30			Six Months Ended April 30
	2015	2014	% Change	2015	2014	% Change
Net sales and revenues:
Agriculture and turf	$5,766	$7,646	-25	$9,847	$13,242	-26
Construction and forestry	1,633	1,600	+2	3,157	2,953	+7
Total net sales	7,399	9,246	-20	13,004	16,195	-20
Financial services	653	572	+14	1,301	1,159	+12
Other revenues	119	130	-8	249	248
Total net sales and revenues	$8,171	$9,948	-18	$14,554	$17,602	-17

Operating profit: *
Agriculture and turf	$639	$1,229	-48	$907	$2,026	-55
Construction and forestry	189	132	+43	335	226	+48
Financial services	265	229	+16	498	411	+21
Total operating profit	1,093	1,590	-31	1,740	2,663	-35
Reconciling items **	(79)	(130)	-39	(168)	(241)	-30
Income taxes	(324)	(479)	-32	(495)	(760)	-35
Net income attributable to Deere & Company	$690	$981	-30	$1,077	$1,662	-35

*

Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**	Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended April 30, 2015 and 2014 (In millions of dollars and shares except per share amounts) Unaudited
	2015	2014
Net Sales and Revenues
Net sales	$7,398.5	$9,246.2
Finance and interest income	576.3	544.1
Other income	195.9	157.6
Total	8,170.7	9,947.9

Costs and Expenses

Cost of sales	5,694.2	6,871.8
Research and development expenses	341.1	354.1
Selling, administrative and general expenses	740.0	846.5
Interest expense	165.5	165.8
Other operating expenses	212.9	245.9
Total	7,153.7	8,484.1

Income of Consolidated Group before Income Taxes

	1,017.0	1,463.8
Provision for income taxes	324.0	479.0

Income of Consolidated Group

	693.0	984.8

Equity in loss of unconsolidated affiliates

	(2.2)	(3.6)
Net Income	690.8	981.2
Less: Net income attributable to noncontrolling interests	.3	.5
Net Income Attributable to Deere & Company	$690.5	$980.7

Per Share Data
Basic	$2.05	$2.67
Diluted	$2.03	$2.65

Average Shares Outstanding
Basic	337.1	366.6
Diluted	339.7	369.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Six Months Ended April 30, 2015 and 2014 (In millions of dollars and shares except per share amounts) Unaudited
	2015	2014

Net Sales and Revenues

Net sales	$13,003.6	$16,194.8
Finance and interest income	1,169.9	1,075.6
Other income	380.3	331.6
Total	14,553.8	17,602.0

Costs and Expenses

Cost of sales	10,114.8	12,067.3
Research and development expenses	674.3	677.8
Selling, administrative and general expenses	1,398.9	1,612.5
Interest expense	345.6	337.5
Other operating expenses	435.5	478.2
Total	12,969.1	15,173.3

Income of Consolidated Group before Income Taxes

	1,584.7	2,428.7
Provision for income taxes	494.6	759.6

Income of Consolidated Group

	1,090.1	1,669.1

Equity in loss of unconsolidated affiliates

	(12.4)	(6.6)
Net Income	1,077.7	1,662.5
Less: Net income attributable to noncontrolling interests	.5	.7
Net Income Attributable to Deere & Company	$1,077.2	$1,661.8

Per Share Data
Basic	$3.17	$4.50
Diluted	$3.14	$4.46

Average Shares Outstanding
Basic	340.2	369.2
Diluted	342.8	372.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited

	April 30	October 31	April 30
	2015	2014	2014

Assets

Cash and cash equivalents	$4,355.4	$3,787.0	$3,078.5
Marketable securities	392.9	1,215.1	1,571.7
Receivables from unconsolidated affiliates	46.4	30.2	38.3
Trade accounts and notes receivable - net	4,717.1	3,277.6	5,119.7
Financing receivables - net	24,745.8	27,422.2	25,496.1
Financing receivables securitized - net	4,741.1	4,602.3	4,345.4
Other receivables	873.4	1,500.3	1,194.2
Equipment on operating leases - net	4,195.2	4,015.5	3,203.8
Inventories	4,624.2	4,209.7	5,849.6
Property and equipment - net	5,245.1	5,577.8	5,373.1
Investments in unconsolidated affiliates	299.2	303.2	308.5
Goodwill	737.0	791.2	839.6
Other intangible assets - net	60.4	68.8	71.2
Retirement benefits	313.9	262.0	580.7
Deferred income taxes	2,659.4	2,776.6	2,458.1
Other assets	1,587.5	1,496.9	1,249.2
Assets held for sale			84.7
Total Assets	$59,594.0	$61,336.4	$60,862.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,989.0	$8,019.2	$8,763.0
Short-term securitization borrowings	4,702.7	4,558.5	4,329.5
Payables to unconsolidated affiliates	130.1	101.0	134.5
Accounts payable and accrued expenses	7,260.2	8,554.1	8,150.3
Deferred income taxes	149.3	160.9	162.0
Long-term borrowings	23,622.8	24,380.7	23,166.9
Retirement benefits and other liabilities	6,563.9	6,496.5	5,438.8
Liabilities held for sale			49.8
Total liabilities	51,418.0	52,270.9	50,194.8
Total Deere & Company stockholders’ equity	8,173.8	9,062.6	10,665.3
Noncontrolling interests	2.2	2.9	2.3
Total stockholders’ equity	8,176.0	9,065.5	10,667.6
Total Liabilities and Stockholders’ Equity	$59,594.0	$61,336.4	$60,862.4

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Six Months Ended April 30, 2015 and 2014 (In millions of dollars) Unaudited
	2015	2014
Cash Flows from Operating Activities
Net income	$1,077.7	$1,662.5
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	15.1	9.8
Provision for depreciation and amortization	682.9	630.3
Impairment charges		62.3
Share-based compensation expense	28.7	44.7
Undistributed earnings of unconsolidated affiliates	8.8	7.9
Provision (credit) for deferred income taxes	117.8	(138.0)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(860.8)	(1,692.8)
Insurance receivables	333.4	175.4
Inventories	(932.9)	(1,268.2)
Accounts payable and accrued expenses	(698.3)	(578.7)
Accrued income taxes payable/receivable	(76.3)	86.8
Retirement benefits	186.6	138.0
Other	(37.4)	28.1
Net cash used for operating activities	(154.7)	(831.9)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	8,332.4	8,344.7
Proceeds from maturities and sales of marketable securities	791.9	611.3
Proceeds from sales of equipment on operating leases	552.3	570.9
Proceeds from sales of businesses, net of cash sold	148.8	307.2
Cost of receivables acquired (excluding receivables related to sales)	(7,426.1)	(8,409.3)
Purchases of marketable securities	(33.9)	(562.8)
Purchases of property and equipment	(324.3)	(426.2)
Cost of equipment on operating leases acquired	(830.2)	(618.1)
Other	(58.9)	(85.1)
Net cash provided by (used for) investing activities	1,152.0	(267.4)

Cash Flows from Financing Activities
Increase in total short-term borrowings	1,147.0	956.7
Proceeds from long-term borrowings	2,512.2	4,253.8
Payments of long-term borrowings	(2,453.3)	(3,135.5)
Proceeds from issuance of common stock	86.1	108.7
Repurchases of common stock	(1,173.9)	(1,093.4)
Dividends paid	(415.8)	(382.3)
Excess tax benefits from share-based compensation	11.7	24.2
Other	(39.1)	(32.9)
Net cash provided by (used for) financing activities	(325.1)	699.3

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(103.8)	(25.5)

Net Increase (Decrease) in Cash and Cash Equivalents	568.4	(425.5)
Cash and Cash Equivalents at Beginning of Period	3,787.0	3,504.0
Cash and Cash Equivalents at End of Period	$4,355.4	$3,078.5

See Condensed Notes to Interim Consolidated Financial Statements.

	Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)

In March 2015, the Company closed the sale of all of the stock of its wholly-owned subsidiaries, John Deere Insurance Company and John Deere Risk Protection, Inc. (collectively the Crop Insurance operations) to Farmers Mutual Hail Insurance Company of Iowa. These operations were included in the Company’s financial services operating segment. At January 31, 2015, total assets of $381 million and liabilities of $267 million were classified as held for sale in the consolidated financial statements, which consisted of the following:

			January 31, 2015
	Cash and cash equivalents			$13
	Marketable securities			79
	Other receivables			265
	Other intangible assets - net			4
	Other assets			20
	Total assets held for sale			$381

	Account payable and accrued expenses, and Total liabilities held for sale			$267

The total amount of proceeds from the sale was approximately $154 million, including $5 million of cash and cash equivalents sold, with a gain recorded in other income of $41 million pretax and $38 million after-tax. The tax expense was partially offset by a change in a valuation allowance on a capital loss carryforward. The Company will provide certain business services for a fee during a transition period.

(2)	Dividends declared and paid on a per share basis were as follows:

		Three Months Ended April 30		Six Months Ended April 30
		2015	2014	2015	2014

	Dividends declared	$.60	$.51	$1.20	$1.02
	Dividends paid	$.60	$.51	$1.20	$1.02

(3)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME
For the Three Months Ended April 30, 2015 and 2014
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Net Sales and Revenues
Net sales	$7,398.5	$9,246.2
Finance and interest income	17.5	18.6	$623.6	$591.8
Other income	150.3	149.9	85.3	38.5
Total	7,566.3	9,414.7	708.9	630.3

Costs and Expenses
Cost of sales	5,694.7	6,872.0
Research and development expenses	341.1	354.1
Selling, administrative and general expenses	620.4	719.2	121.8	129.5
Interest expense	67.3	80.1	109.5	97.9
Interest compensation to Financial Services	53.4	54.8
Other operating expenses	37.2	99.3	212.8	174.3
Total	6,814.1	8,179.5	444.1	401.7

Income of Consolidated Group before Income Taxes	752.2	1,235.2	264.8	228.6
Provision for income taxes	228.6	397.6	95.4	81.4
Income of Consolidated Group	523.6	837.6	169.4	147.2

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	169.8	147.7	.4	.5
Other	(2.6)	(4.1)
Total	167.2	143.6	.4	.5
Net Income	690.8	981.2	169.8	147.7
Less: Net income attributable to noncontrolling interests	.3	.5
Net Income Attributable to Deere & Company	$690.5	$980.7	$169.8	$147.7

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF INCOME
For the Six Months Ended April 30, 2015 and 2014
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Net Sales and Revenues
Net sales	$13,003.6	$16,194.8
Finance and interest income	38.0	35.8	$1,256.6	$1,161.0
Other income	310.4	300.3	150.2	102.9
Total	13,352.0	16,530.9	1,406.8	1,263.9

Costs and Expenses
Cost of sales	10,115.8	12,067.9
Research and development expenses	674.3	677.8
Selling, administrative and general expenses	1,160.6	1,362.3	243.0	255.4
Interest expense	138.4	155.4	232.4	205.7
Interest compensation to Financial Services	99.4	97.1
Other operating expenses	76.2	151.9	434.0	392.6
Total	12,264.7	14,512.4	909.4	853.7

Income of Consolidated Group before Income Taxes	1,087.3	2,018.5	497.4	410.2
Provision for income taxes	323.0	638.0	171.6	121.6
Income of Consolidated Group	764.3	1,380.5	325.8	288.6

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	326.6	289.9	.8	1.3
Other	(13.2)	(7.9)
Total	313.4	282.0	.8	1.3
Net Income	1,077.7	1,662.5	326.6	289.9
Less: Net income attributable to noncontrolling interests	.5	.7
Net Income Attributable to Deere & Company	$1,077.2	$1,661.8	$326.6	$289.9

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	April 30 2015	October 31 2014	April 30 2014	April 30 2015	October 31 2014	April 30 2014

Assets
Cash and cash equivalents	$3,162.9	$2,569.2	$1,874.9	$1,192.5	$1,217.8	$1,203.6
Marketable securities		700.4	1,105.6	392.9	514.7	466.1
Receivables from unconsolidated subsidiaries and affiliates	2,558.0	3,663.9	4,046.7
Trade accounts and notes receivable - net	681.3	706.0	969.9	5,160.8	3,554.4	5,264.6
Financing receivables - net	8.7	18.5	13.5	24,737.1	27,403.7	25,482.6
Financing receivables securitized - net				4,741.1	4,602.3	4,345.4
Other receivables	780.7	848.0	924.9	122.5	659.0	301.1
Equipment on operating leases - net				4,195.2	4,015.5	3,203.8
Inventories	4,624.2	4,209.7	5,849.6
Property and equipment - net	5,191.7	5,522.5	5,316.8	53.4	55.3	56.3
Investments in unconsolidated subsidiaries and affiliates	4,895.5	5,106.5	4,875.6	10.5	10.9	11.5
Goodwill	737.0	791.2	839.6
Other intangible assets - net	60.4	64.8	67.3		4.0	4.0
Retirement benefits	314.3	263.5	546.9	29.0	32.9	35.5
Deferred income taxes	2,991.2	2,981.9	2,683.4	62.9	64.9	68.8
Other assets	889.9	850.6	667.7	700.2	648.2	583.6
Assets held for sale			84.7

Total Assets	$26,895.8	$28,296.7	$29,867.1	$41,398.1	$42,783.6	$41,026.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$549.6	$434.1	$1,020.5	$8,439.4	$7,585.1	$7,742.5
Short-term securitization borrowings				4,702.7	4,558.5	4,329.5
Payables to unconsolidated subsidiaries and affiliates	130.1	101.0	134.5	2,511.6	3,633.7	4,008.4
Accounts payable and accrued expenses	6,964.0	7,518.4	7,728.4	1,453.5	2,027.0	1,570.6
Deferred income taxes	79.3	87.1	88.0	464.8	344.1	368.1
Long-term borrowings	4,488.9	4,642.5	4,816.7	19,133.9	19,738.2	18,350.2
Retirement benefits and other liabilities	6,507.9	6,448.1	5,361.6	85.5	82.8	79.0
Liabilities held for sale			49.8
Total liabilities	18,719.8	19,231.2	19,199.5	36,791.4	37,969.4	36,448.3
Total Deere & Company stockholders’ equity	8,173.8	9,062.6	10,665.3	4,606.7	4,814.2	4,578.6
Noncontrolling interests	2.2	2.9	2.3
Total stockholders’ equity	8,176.0	9,065.5	10,667.6	4,606.7	4,814.2	4,578.6
Total Liabilities and Stockholders’ Equity	$26,895.8	$28,296.7	$29,867.1	$41,398.1	$42,783.6	$41,026.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income	$1,077.7	$1,662.5	$326.6	$289.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	.3	1.9	14.8	7.9
Provision for depreciation and amortization	409.8	397.7	328.4	271.2
Impairment charges		62.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	102.6	(190.8)	(.8)	(1.3)
Provision (credit) for deferred income taxes	(3.0)	(117.8)	120.8	(20.3)
Changes in assets and liabilities:
Trade receivables	(33.2)	(3.9)
Insurance receivables			333.4	175.4
Inventories	(656.8)	(995.9)
Accounts payable and accrued expenses	(219.2)	(123.3)	(336.8)	(200.0)
Accrued income taxes payable/receivable	(82.1)	77.5	5.8	9.3
Retirement benefits	179.3	130.5	7.3	7.5
Other	75.8	126.3	(42.7)	3.8
Net cash provided by operating activities	851.2	1,027.0	756.8	543.4

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			8,998.2	9,006.6
Proceeds from maturities and sales of marketable securities	700.0	600.0	91.9	11.3
Proceeds from sales of equipment on operating leases			552.3	570.9
Proceeds from sales of businesses, net of cash sold		307.2	148.8
Cost of receivables acquired (excluding trade and wholesale)			(7,977.1)	(9,120.5)
Purchases of marketable securities		(504.0)	(33.9)	(58.8)
Purchases of property and equipment	(323.2)	(425.2)	(1.1)	(1.0)
Cost of equipment on operating leases acquired			(1,203.4)	(986.0)
Increase in trade and wholesale receivables			(1,084.7)	(1,895.1)
Other	(51.1)	(89.2)	(36.0)	(39.1)
Net cash provided by (used for) investing activities	325.7	(111.2)	(545.0)	(2,511.7)

Cash Flows from Financing Activities
Increase in total short-term borrowings	84.6	641.6	1,062.4	315.1
Change in intercompany receivables/payables	960.7	(612.0)	(960.7)	612.0
Proceeds from long-term borrowings	7.0	6.6	2,505.2	4,247.2
Payments of long-term borrowings	(39.8)	(737.3)	(2,413.5)	(2,398.1)
Proceeds from issuance of common stock	86.1	108.7
Repurchases of common stock	(1,173.9)	(1,093.4)
Dividends paid	(415.8)	(382.3)	(419.6)	(90.0)
Excess tax benefits from share-based compensation	11.7	24.2
Other	(24.1)	(11.0)	13.2	21.1
Net cash provided by (used for) financing activities	(503.5)	(2,054.9)	(213.0)	2,707.3
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(79.7)	(9.3)	(24.1)	(16.2)

Net Increase (Decrease) in Cash and Cash Equivalents	593.7	(1,148.4)	(25.3)	722.8
Cash and Cash Equivalents at Beginning of Period	2,569.2	3,023.3	1,217.8	480.8
Cash and Cash Equivalents at End of Period	$3,162.9	$1,874.9	$1,192.5	$1,203.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.